Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Aethlon Medical, Inc. of our report dated June 25, 2020, relating to the consolidated financial statements of Aethlon Medical, Inc., appearing in the Annual Report on Form 10-K of Aethlon Medical, Inc.  for the year ended March 31, 2020.

/s/ SQUAR MILNER LLP

San Diego, California

September 15, 2020